DECHERT LLP
1775 I STREET, N.W.
WASHINGTON, DC  2006-2401
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February 20, 2003
Capstone Series Fund, Inc. 5847 San Felipe, Suite 4100 Houston, Texas 77057

Re: Capstone Growth Fund

Dear Sirs:

We have acted as counsel for Capstone Series Fund, Inc. ("Registrant") and its series, Capstone Growth Fund (the "Fund"), and are familiar with Registrant's registration statement under the Investment Company Act of 1940, as amended, and with the registration statement relating to Registrant's shares of common stock under the Securities Act of 1933, as amended (collectively, "Registration Statement"). Registrant is organized as a series-type corporation under the laws of Maryland and the Fund is currently its only series with shares outstanding.

We have examined Registrant's charter and other materials relating to the authorization and issuance of Registrant's shares of common stock with respect to the Fund, Post-Effective Amendment No. 31 to the Registration Statement and such other documents and matters as we have deemed necessary to enable us to give this opinion.

Based upon the foregoing, we are of the opinion that the Registrant's shares of the Fund proposed to be sold pursuant to Post-Effective Amendment No. 31 to the Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by Registrant against receipt of the net asset value of the shares of the Fund, as described in Post-Effective Amendment No. 31 to the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable by Registrant.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 31 to the Registration Statement, to be filed with the Securities and Exchange Commission in connection with Registrant's continuous offering of the Fund's shares of common stock, as indicated above, and to references to our firm, as counsel to Registrant, in the Registrant's prospectus and Statement of Additional Information to be dated as of the effective date of Post-Effective Amendment No. 31 to the Registration Statement and in any revised or amended versions thereof, until such time as we revoke such consent.

Very truly yours,

/s/ DECHERT LLP

DECHERT LLP